UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 25, 2008

CYGNE DESIGNS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22102	04-2843286
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 42nd Street, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 997-7767

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2008, Cygne Designs, Inc. (the “Company”) appointed Jay Furrow as President and Chief Executive Officer of the Company. Bernard Manuel, the Company’s current Chairman, President and Chief Executive Officer, will continue to serve as Chairman of the Company. Additionally, Mr. Furrow will join the Company’s Board of Directors.

Mr. Furrow, 34, is a principal in the Furrow Realty Fund, LP, a real estate fund focused on investing in commercial and industrial real estate. Additionally, Mr. Furrow is a founder of and on the board of Regent’s Secret, Inc., an online fashion retailer, where he has served as chief executive officer and as chairman of the Board of Directors since its inception in May 2007. Since January 2006, Mr. Furrow has served as managing member and founder of JFJ Holdings LLC, a private equity company. From July 2002 until January 2006, Mr. Furrow served as Chief Executive Officer, from December 2000 until July 2002 as President, and from April 1999 until March 2003 as Chief Operating Officer of Joe’s Jeans Inc. (JOEZ), a publicly traded apparel company, in addition to serving as a member of its Board of Directors from 1999 until July 2007. Mr. Furrow received his J.D. degree from Southern Methodist University School of Law and his B.S. degree in Political Science from Vanderbilt University.

As an inducement to join the Company, the Company granted to Mr. Furrow a fully vested 10-year option to purchase one million shares of the Company’s common stock at a price of $0.30 per share. Mr. Furrow will receive an annual salary of $400,000 per year, and will participate in all employee benefit programs offered by the Company to its executives.

121 Retail Ventures, LLC, an affiliate of Mr. Furrow, purchased approximately $125,000 of merchandise and supplies from the Company in transactions between October 19, 2007 and April 11, 2008. As of the date hereof, this receivable has been paid in full. Other than the foregoing, Mr. Furrow has had no other transactions or family relationships with the Company.

In connection with the appointment of Mr. Furrow as the Company’s President and Chief Executive Officer, on April 25, 2008 the Company and Mr. Manuel entered into a letter agreement which provides that:

•	Mr. Manuel’s employment agreement (including without limitation the non-competition provisions thereof) is terminated effective immediately;
•

Mr. Manuel will continue to serve as a director and chairman of the Board of Directors of the Company until October 31, 2008, and thereafter until either the Company requests that he resign as a director or Mr. Manuel resigns, upon thirty (30) days prior written notice to the Company;

•

Mr. Manuel resigns as Chief Executive Officer and President of the Company, but remains an employee of the Company through January 31, 2010, advising the Company’s senior executive officers with respect to international sourcing, and for which Mr. Manuel will receive a salary of $12,500 per month, and will be entitled to continue to participate, at the Company’s expense, in the Company’s health insurance plan; and

•

in recognition of Mr. Manuel’s past services to the Company and his agreement to forego bonuses and contractually mandated annual salary increases for over ten years, upon termination of his employment the Company will pay him severance in the amount of $1,200,000, payable in 12 equal quarterly installments of $100,000, with the first payment commencing on February 15, 2010.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure required by this item as a result of the termination of Mr. Manuel’s employment agreement is included in Item 1.01 above and is incorporated herein by reference.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Title

10.1*	Letter Agreement with Bernard Manuel

99.1	Press release dated April 25, 2008.

*	Management contract, compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNE DESIGNS, INC.

Date: April 25, 2008	By:	/s/ Roy E. Green
	Name:	Roy E. Green
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Title

10.1*	Letter Agreement with Bernard Manuel

99.1	Press release dated April 25, 2008.

*	Management contract, compensatory plan or arrangement.